UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2018

EQUITY BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Kansas	001-37624	72-1532188
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7701 East Kellogg Drive, Suite 300 Wichita, KS		67207
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 316.612.6000

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒	Emerging growth company

☒	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 21, 2018, the Equity Bancshares, Inc. (the “Company”) announced the appointment of Craig Anderson as Executive Vice President and Chief Operating Officer of Equity Bank, the Company’s wholly owned banking subsidiary, effective as of March 26, 2018. Mr. Anderson, 58, joins Equity Bank from UMB Bank where he most recently served as President of UMB Bank’s Commercial Banking – Eastern Region beginning in 2017. Prior to this role, Mr. Anderson served UMB Bank as President, Commercial Banking beginning in 2011 in Kansas City, Missouri.

In connection with his appointment, Mr. Anderson entered into an employment agreement, dated March 16, 2018, by and between Equity Bank and Mr. Anderson. The initial term of the employment agreement is three years and will automatically renew for successive one-year periods thereafter, unless the agreement is terminated in accordance with its terms. Under the terms of the employment agreement, Mr. Anderson will receive a base salary of $350,000 and a target annual incentive bonus of 65% of his base salary, which shall be payable in cash. Mr. Anderson will also receive a target annual incentive bonus of 50% of his base salary, which shall be payable in 50% in time-based restricted stock units and 50% in performance-based restricted stock units. If Mr. Anderson is terminated for cause or resigns without good reason, the unvested portion of his equity awards will be forfeited.

Mr. Anderson’s employment agreement provides that upon the termination of his employment (i) by Equity Bank for any reason other than for cause or his death or permanent incapacity, (ii) by Mr. Anderson with good reason, or (iii) by Equity Bank or Mr. Anderson if such employment agreement is not renewed, Mr. Anderson will be entitled to receive his base salary for a period of twelve months following such termination, subject to compliance with the terms of the employment agreement and execution of a general release in favor of Equity Bank. For purposes of the employment agreement, “good reason” means any material breach by Equity Bank of any provision of the employment agreement.

Mr. Anderson’s employment agreement contains a change in control provision that provides for a payment to him if (i) his employment is terminated within twelve months after a qualifying change in control for any reason other than death, permanent incapacity or cause, or (ii) he resigns for any reason within twelve months after a qualifying change in control. Upon a qualifying change in control and termination of his employment, Mr. Anderson would be entitled to a payment equal to 1.0 times the sum of (i) his prior year’s base salary and (ii) all additional cash compensation paid to him and received during such year. Any payments pursuant to the change in control provision are subject to compliance with restrictions imposed by the Internal Revenue Code. Additionally, Mr. Anderson is bound by the restrictive covenants set forth in his employment agreement.

There are no family relationships between Mr. Anderson and any director or other executive officer of the Company, or with any person selected to become an officer or a director of the Company, nor are there any arrangements or understandings between Mr. Anderson and other persons pursuant to which he was appointed as an executive officer of the Company. The Company has had no transactions since the beginning of its last fiscal year, and has no transactions proposed, in which Mr. Anderson, or any member of his immediate family, has a direct or indirect material interest.

The foregoing description of Mr. Anderson’s employment agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the employment agreement, which is attached hereto as Exhibits 10.1 and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

The Company issued a press release on March 21, 2018, announcing the hiring of Mr. Anderson and Equity Bank’s new Chief Credit Officer, Craig Mayo, which is furnished as Exhibit 99.1 and is incorporated by reference herein.

The information in this Item 7.01, including Exhibit 99.1, is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, unless specifically identified therein as being incorporated therein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated March 16, 2018, by and between Equity Bank and Craig Anderson

99.1	Press Release, dated March 21, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Equity Bancshares, Inc.

Date: March 22, 2018	By: /s/ Gregory H. Kossover
Gregory H. Kossover

Executive Vice President and Chief Financial Officer

3